EXHIBIT 5.1

September 2, 2009

Ore Pharmaceutical Holdings Inc.
610 Professional Drive
Gaithersburg, Maryland 20879

Re:           Registration Statement on Form S-4

Ladies and Gentlemen,

We have served as counsel to Ore Pharmaceutical Holdings Inc., a Delaware corporation (the "Company"), in connection with the registration of up to 5,473,519 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), to be covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act") in connection with the reorganization contemplated by the Agreement and Plan of Reorganization, dated as of August 14, 2009 (the "Reorganization Agreement"), by and among the Company, Ore Merger Sub Inc., a Delaware corporation, and Ore Pharmaceuticals Inc., a Delaware corporation.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.  The Registration Statement and the Proxy Statement/Prospectus included therein in the form in which it was transmitted to the SEC under the 1933 Act;

2.  The certificate of incorporation of the Company (the "Charter"), certified as of a recent date by the Secretary of State of the State of Delaware (the "Delaware SOS");

3.  The bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

4.  A certificate of the Delaware SOS as to the good standing of the Company;

5.  The Reorganization Agreement;

6.  Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the reorganization and the registration and issuance of the Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;

7.  A certificate executed by an officer of the Company, dated as of the date hereof;

8.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.  Each individual executing any of the Documents on behalf of such individual or another person is legally competent to do so.

2.  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such other party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.  All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.  The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VIII of the certificate of incorporation.

6.  Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the certificate of incorporation.

7.  All of the shares of stock of Ore Pharmaceuticals Inc. to be converted in the reorganization into the right to receive Shares were duly authorized and validly issued, fully paid and nonassessable and will be converted into the right to receive Shares in accordance with the terms of the Reorganization Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.  The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is in good standing with the Delaware SOS.

2.  The issuance of the Shares has been duly authorized and, when and if issued and delivered in accordance with the Resolutions, the Registration Statement and the Reorganization Agreement, the Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the certificate of incorporation) validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Delaware General Corporation Law (the “DGCL”) (without regard to the principles of conflict of laws thereof) governing matters such as the authorization and issuance of stock, as such laws are in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution as currently in effect, and currently reported judicial decisions interpreting such laws, subject to the facts bearing upon this opinion as they currently exist. Our opinion is based upon and limited to the applicable laws in effect as of the date hereof and we assume no obligation to revise, supplement or update this opinion in the event of future changes in the DGCL, the Delaware Constitution or the interpretation thereof, or in such facts. This opinion does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws, rules or regulations on the opinion stated herein.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,